EXHIBIT 10.2

EMPLOYEE CONFIDENTIALITY AGREEMENT

This Agreement is entered into as of May 24, 2017 by and between Nexeon MedSystems Inc (“Company”), a Nevada corporation with its principal address at 1708 Jaggie Fox Way, Lexington, KY 40511 and Daniel Powell (“Employee”). Company and Employee are referred to collectively as “Parties and individually as a “Party”.

WHEREAS, the Company wishes to hire Employee.

The Employee agrees as follows:

1.     Confidentiality.

(a)            The Employee acknowledges that, by reason of the Employee’s employment by Company, Employee will have access to confidential information of the Company (“Confidential Information”). The Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during the term of Employee’s employment with the Company (“Term’) and after the Term, the Employee will not disclose any Confidential Information to any person or entity (except as the Employee’s duties as an employee or director of the Company may require) without the prior written authorization of the Company. The obligation of confidentiality imposed by this Section 1 shall not apply to Confidential Information that otherwise becomes known to the public through no act of the Employee in breach of this Agreement or which is required to be disclosed by court order or applicable law. The provisions of this Section 1 shall remain in full force and effect for a period of three (3) years after expiration of the Term.

(b)           Confidential Information includes all records, designs, business plans, financial statements, customer lists, manuals, memoranda, research and development plans, chemical materials, compounds, technology platforms, source codes, technical data, opportunities, targets, products, electronic devices, projects, protocols, programming techniques, experimental work, pricing, customers, clients, finances, Intellectual Property and other property delivered to or compiled by the Employee by or on behalf of the Company or its providers, clients or customers that pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of the Company that is collected by the Employee shall be delivered promptly to the Company without request by it upon termination of the Employee’s employment. For purposes of this Section 1(b), “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications. The phrase, “Confidential Information” does not include information that (i) was lawfully in Employee’s possession prior to disclosure of such information by the Company; (ii) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (iii) is documented by Employee as having been developed by Employee outside the scope of Employee rendering services hereunder and independently; or (iv) is furnished to Employee by a third party not under an obligation of confidentiality to the Company.

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(c)            Employee will be allowed to disclose such information of the Company to the extent that such disclosure is: (i) duly approved in writing by the Company; (ii) necessary for Employee to enforce Employee’s rights under this Agreement in connection with a legal proceeding; or (iii) required by law or by the order of a court or similar judicial or administrative body.

2.     Inventions. The Employee is hereby retained in a capacity such that the Employee’s responsibilities may include the making of technical and/or managerial contributions of value to the Company. The Employee hereby assigns to the Company all rights, title and interest in such contributions and inventions made or conceived by the Employee alone or jointly with others during the Term. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Employee shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Employee, which are not related to the business of the Company, will remain the property of the Employee, and notwithstanding the foregoing, the Company shall not have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of Company resources that does not relate to the Company’s business and does not result from any work performed by the Employee for the Company.

3.      Additional Representations of Employee. Employee represents and warrants to the Company that Employee is not Party to any written or oral agreement with any third Party that would restrict Employee’s ability to enter into this Employee Confidentiality Agreement or to perform Employee’s obligations hereunder and that Employee will not, by joining the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favor of any third party.

4.    Non-Solicitation of Employees. Employee agrees that for a period of one (1) year after the Term, Employee shall not recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee; provided, however, any general public recruitment responded to by Company employees will not breach this provision.

5.    Non-Solicitation of Customers or Prospects. Employee agrees that during the Term and for a period of one (1) year thereafter, Employee will not, either directly or indirectly solicit, separately or in association with others, attempt to solicit, canvass or interfere with any current customer, or supplier of the Company with whom Employee had a relationship while working for the Company in a manner that directly competes with the Company.

6.     General.

6.1     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither Party may assign this Agreement without the written consent of the other Party. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

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6.2     Waiver. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

6.3     Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing Party.

6.4     Governing Law; Venue and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Nevada. Venue for litigation of any dispute hereunder shall lie in the courts of Clark County, Nevada. The Parties submit to personal jurisdiction in the State of Nevada.

6.5    Counterparts. The Parties agree that this Agreement may be executed in identical counterparts. The Agreement will be binding and enforceable on all Parties even though signed in counterparts.

7.     Entire Agreement. This Agreement constitutes the entire understanding between Employee and the Company relating to Employee Confidentiality matters. This Agreement supersedes and replaces any prior verbal or written agreements between the Company and Employee. This Agreement may not be modified or amended except by a written agreement signed by both Employee and a person authorized by the Board of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Nexeon MedSystems Inc.		Employee

By:	/s/ Christopher Miller	By:	/s/ Daniel Powell
	Name: Christopher Miller		Name: Daniel Powell, Individually
Its: Chief Financial Officer

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